Exhibit 4.24

Facility Agreement

For working capital loans

(Ref No.: CLBJ1711011)

Execution Page

Financing Bank	Client 1

SPD Silicon Valley Bank Beijing Branch	China Online Education (HK) Limited

with address at	with address at

Unit 2318, China World Tower 1, No. 1, Jianguomenwai Avenue, Chaoyang District, Beijing 100 004	Unit 06, 3/F., Bonham Trade Centre, 50 Bonham Strand, Sheung Wan, Hong Kong

hereinafter referred to as “Financing Bank”	hereinafter referred to as “Client”

The parties above hereby agree to and accept all terms and conditions set forth in this Facility Agreement. The Client hereby confirms that sufficient interpretations and explanations in relation to the clauses hereunder have been made by the Financing Bank and all of them have been understood, agreed and acknowledged by the Client completely.

Accordingly, the above parties execute as follows:

Financing Bank’s Authorized Signature	Client’s Authorized Signature
/s/ Authorized Signatory	/s/ Jack Jiajia Huang
on behalf of	on behalf of
/seal/ SPD Silicon Valley Bank Beijing Branch	/seal/ China Online Education (HK) Limited
Date March 23, 2018	Date March 23, 2018

Client 2

51Talk English International Limited

with address at

Unit 06, 3/F., Bonham Trade Centre, 50 Bonham Strand, Sheung Wan, Hong Kong

Together with other “Client(s)” signed uner this Agreement, hereinafter collectively referred to as “Client”

The Client(s) above hereby agree to and accept all terms and conditions set forth in this Facility Agreement and confirm that sufficient interpretations and explanations in relation to the clauses hereunder have been made by the Financing Bank and all of them have been understood, agreed and acknowledged by the Client completely.

Accordingly, the above Client(s) execute as follows:

Client’s Authorized Signature
/s/ Jack Jiajia Huang; Ting Shu
on behalf of
/seal/ 51Talk English International Limited
Date March 23, 2018

SPECIAL PROVISION

Pursuant to the terms and conditions of this Agreement (“the Agreement”), the Financing Bank agrees to make the facility available to the Client(s) as below (“the Facility”):

Facility Amount	Total Facility Amount: USD13,000,000.00 In words: USD THIRTEEN MILLION ONLY
Base Currency: USD Optional Currency: N/A

Facility Validity Period/ Final Maturity Date	Final Maturity Date: 24 months from the execution date of this agreement

Availability Period (Drawdown Period)	Unless otherwise provided for any Product hereof in Part IV — Specification respectively, the Facility hereof is available for utilization until the Final Maturity Date.

Facility Purpose	Purposes as specified for any Product hereof in Part IV - Specification, or any other purposes Financing Bank agrees otherwise

Product Type	Term Loan (Mid-term Working Capital Loan)

Facility Type	Revolving facility, unless otherwise provided for any Product in Part IV — Specification

OTHER SUPPLEMENTARY STIPULATIONS (IF ANY)

1.              Management Team Change Specification

With regard to the changes in Business, Management, Ownership, each Client hereby shall not:

(a)                                 engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Client and such Subsidiary, as applicable, or reasonably related thereto;

(b)                                 liquidate or dissolve; or

(c)                                  (i) have a change in senior management who ceases to hold such office[s] with Client; or (ii) enter into any transaction or series of related transactions in which the stockholders of Client who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of the Client immediately after giving effect to such transaction or related series of such transactions (other than by the sale of the Client’s equity securities in a public offering or to venture capital investors so long as Client identifies to the Financing Bank the venture capital investors prior to the closing of the transaction and provides to the Financing Bank a description of the material terms of the transaction).

2.              Change in Ownership and Control

Same as above.

3

3.              General Financial Covenants for all product-types

Each Client under this Agreement shall confirm to maintain on a consolidated basis:

•                  Maximum Quarterly Refund Rate: 8%

•                  Minimum Quarterly Gross Billing:

Q4’2017:   RMB340,000,000.00

Q1’2018:   RMB370,000,000.00

Q2’2018:   RMB420,000,000.00

Q3’2018:   RMB480,000,000.00

Q4’2018:   RMB560,000,000.00

4.              Others

In order for the Financing Bank to monitor the liquidity, each Client under this Agreement shall maintain its primary bank account(s) with the Financing Bank. And each Client under this Agreement shall use the accounts which opened in the Financing Bank for sales collection and conduct foreign currency exchange transactions on its best effort.

Each Client under this Agreement hereby confirms that, it agrees to meet the monitoring requirement by the Financing Bank concerning its business and repayment sources for the finance or loans during the Facility period, ensuring that i) the part of the proceeds of sales and other accounts receivable of the Client should be collected through the bank account for proceeds collection which is opened at the Financing Bank, and ii) maintain sufficient funds to repay any debts owed to the Financing Bank.

The Financing Bank is entitled to charge the Violation Fee when (i) the Client requires to prepay the loan; or (ii) the Client violates this Agreement.

The Violation Fee shall be calculated as below:

(i)             Regarding the prepayment:

Refer to the Fee under Product Type: Term Loan (Mid-term Working Capital Loan) of the Part IV Specification.

(ii)          Regarding the violation of this agreement:

When the Client violates the terms or covenants of this Agreement and such Event of Default may cause the Financing Bank to issue an amendment agreement or a waiver letter, the violation fee shall be provided in such amendment agreement or waiver letter (however the maximum of the violation fee is 5% of Facility Amount).

Upon entering into this Agreement, each Client under this Agreement shall:

1)             submit Monthly Company prepared consolidated income statements and the ending balance of unrestricted cash and deferred revenue within 30 days of each month end;

4

2)             submit refund rate report within 30 days of each month end;

3)             submit Monthly Compliance Certificate within 30 days of each month end;

4)             submit Quarterly Company prepared consolidated financial statement within 30 days of each quarter end;

5)             submit Annual CPA-Audited financial statements within 180 days from year end;

6)             submit Annual Board-approved consolidated financial projections commensurate with those provided to the venture capital investors within 15 days from Board approval, but no later than 60 days from year end;

7)             submit such other reports which may be reasonably requested by the Financing Bank.

5

GENERAL PROVISION

1.                                      Facility

1.1                               Facility

(a)                                 Pursuant to the terms and conditions of the clauses of this facility agreement (“Facility Agreement” or “Agreement”), the Financing Bank will extend to one or more Clients (individually or collectively the “Client”) a facility not exceeding the stipulated total facility amount of this Agreement (“Total Facility Amount”). The Total Facility Amount will be provided in Part II - Special Provision.

(b)                                 At no time shall the sum of (i) the Base Currency Amount of all finance outstanding funded in accordance with this Agreement or other related documents by the Financing Bank to all Clients hereof but not yet repaid, and (ii) the Base Currency Amount of all outstanding amounts in relation to the payment obligations or undertakings of the Financing Bank made to any third party per the request of the Client, for which the Financing Bank’s obligation of payment (whether relating to the contingent liabilities or not) has not been released or reimbursed, exceed the Total Facility Amount specified in Part II - Special Provision. In case of any Optional Currency permitted hereunder and for the purpose of calculation, the Optional Currency shall be converted into Base Currency in accordance with the stipulations hereunder.

(c)                                  After netting out from the Total Facility Amount: (i) the Base Currency Amount of all finance outstanding funded in accordance with this Agreement or other related documents by the Financing Bank to all Clients hereof but not yet repaid, and (ii) the Base Currency Amount of all outstanding amounts in relation to the payment obligations or undertakings of the Financing Bank made to any third party as per the request of the Client, for which the Financing Bank’s obligation of payment (whether relating to the contingent liabilities or not) has not been released or reimbursed, the difference shall constitute the facility amount available to be utilized by the Client under this Agreement(“Available Facility Amount”). During the performance of this Agreement, the Available Facility Amount will be calculated by the Financing Bank at its sole discretion with respect to the calculation method and exchange rate(s) stipulated in Clause 7 of Part III hereunder. The Financing Bank may notify the Clients if and when it deems necessary.

(d)                                 Any utilization under the Facility hereunder by the Client hereof shall at no time exceed the Available Facility Amount; and further, if a sub-limit of the Facility is established under certain product type under this Agreement, any funding under such sub-limit facility shall still be subject to the available balance of the sub-limit. If a loan funding request for facility utilization may or will cause the aggregate financed amount to exceed either the Total Facility Amount or any of such sub-limit amount allowed under this Agreement, the Financing Bank shall be entitled to reject such request of the Client.

(e)                                  The Base Currency mentioned in this Agreement shall be determined in Part II - Special Provision.

(f)                                   The Base Currency Amount mentioned in this Agreement refers to any amount denominated in the Base Currency or, if an amount is not denominated in the Base Currency, the corresponding amount of the Base Currency after being converted from such amount at the exchange rate stipulated in Clause 7 of Part III hereunder.

(g)                                  The Optional Currency mentioned in this Agreement refers to any currencies other than the Base Currency, which may be chosen for facility utilization and will be provided in Part II - Special Provision.

(h)                                 For avoidance of doubt, the Total Facility Amount and the Available Facility Amount referenced in this Agreement shall not be deemed as a commitment, guarantee or obligation of the Financing Bank to fund such facility amount to the Client. Final determination regarding such amounts shall be made by the Financing Bank in accordance with this Agreement, and at the sole discretion of the Financing Bank.

1.2                               Availability Period

(a)                                 The Availability Period of the facility hereof will be provided in the business clauses of each product type (see Part IV - Specification), and the last date of such Availability Period shall be no later than the Final Maturity Date provided in Part II - Special Provision. In case there is no Availability Period provided for a product type specified in the associated Specification, the Availability Period of such product type shall be the overall Facility Validity Period provided in Part II - Special Provision.

(b)                                 Any request of Facility utilization shall be submitted to the Financing Bank within the Availability Period permitted under this Agreement. Unless otherwise permitted by the Financing Bank, upon the expiration of the Availability Period of any certain product type, the unutilized portion of the Facility under such product type would be cancelled automatically and immediately. Also, unless otherwise permitted by the Financing Bank, upon the expiration of the Facility Validity Period (or Final Maturity Date) provided in Part II - Special Provision, the unutilized portion of the Facility under all product types under this Agreement would be cancelled automatically and immediately, and all outstanding finance hereunder shall be deemed as due and payable immediately.

1.3                               Product Type and Utilization of Facility

(a)                                 The Facility under this Agreement can be utilized by the Client under the specified product type(s) permitted in Part II - Special Provision. Each product type may be made available and drawn by the Client, subject to the approval by the Financing Bank at its sole discretion. Subject to the Total Facility Amount and any sub-limit hereof, the Client may request Facility utilization in one lump sum or in several drawings. Except for the product type on which the Financing Bank has confirmed in writing that no case-by-case application is required for each facility utilisation under such product type, each facility utilization hereof shall be made available based on a separate request, and related application documents shall be signed and submitted by the Client in accordance with the requirements of the Financing Bank.

(b)                                 For any product type under the Facility hereof, unless otherwise stated in Part IV — Specification related to such product type, when the Client has repaid the finance hereunder in whole or in part, or any payment obligation of the Financing Bank has been released or reimbursed completely, the repaid/released/reimbursed portion of such Facility may be re-borrowed by the Client during the Availability Period.

(c)                                  The Client acknowledges and agrees that unless otherwise stated in Part IV-Specification, the Facility shall be deemed as an uncommitted facility. The Client agrees that, regardless of the commitment of the facility given by the Financing Bank or whether this Agreement is executed or not, the Financing Bank may, after its review of any application and related documents in relation to the Facility utilization submitted by the Client, make its independent judgment as to whether or not the application satisfies the requirements of the Agreement and the internal policy of the Financing Bank, and at its sole discretion, decide whether or not to accept such application. However, even if the aforesaid requirements are fully satisfied, the Financing Bank shall reserve its right to decline such application under any of (but not limited to) the following circumstances:

(i)                                    Based on the sole independent judgment of the Financing Bank, it fails to obtain sufficient RMB or foreign exchange funds with acceptable terms and conditions; or it becomes unlawful, illegal, or out of compliance with any regulatory rules for the Client or the Financing Bank to perform its obligations under the Agreement;

(ii)                                Before the completion of any adjustment of, amendment or supplement to the Agreement if such adjustment, amendment or supplement is required by any regulatory authority.

1.4                               Alteration and Cancellation of Facility

For any uncommitted portion of this Facility, the Financing Bank may at its sole discretion, upon notice to the Client, change or withdraw any utilization(s), including requiring a prepayment of any part of utilized Facility and/or more security. The notice to the Client will be effective on its delivery date and the Client hereby agrees to waive all claimant rights.

2.                                      CONDITIONS PRECEDENT

For each Client hereof, unless all required documents /conditions set forth below and any other document/condition required from time to time by the Financing Bank are fully received/deemed as satisfied by the Financing Bank in form and substance satisfactory to the Financing Bank, the Financing Bank shall have no obligation to make any of the Facility available to the Client:

2.1                               The certified true photocopy of the following original documents of the Client:

(a)                                 the latest and effective business license of the Client;

(b)                                 the latest and effective Certificate of Approval for the Establishment of Enterprises with Foreign Investment and the related approval of the Ministry of Commerce, if any;

(c)                                  the latest and effective Organization Code Certificate (the original, if any);

(d)                                 the current and effective Tax Registration Certificate (the original and a copy, if any);

(e)                                  the Permit for Opening Bank Account (Basic Deposit Account);

(f)                                   the latest Articles of Association;

(g)                                  the Client’s reference number in the Credit Reference Center of the People’s Bank of China, and the related enquiry result is satisfactory to the Financing Bank;

(h)                                 a capital verification report (if any) or an audit report that is issued by a certified accounting firm recognized by the Financing Bank,  evidencing that the registered capital of the Client has been paid in full compliance with its valid Articles of Association;

(i)                                     the specimen of signature and the ID card/passport of the legal representative of the Client;

(j)                                    the audited financial statement of most recent fiscal year of the Client (if any), or otherwise as stated in Part IV Specification for certain product type (if required by the Financing Bank);

(k)                                 the board resolution or any other resolution made by a competent authorities, which is certified as true and in form and substance satisfactory to the Financing Bank, approving the signing, delivery, performance of, and the terms and conditions of this Agreement and other related documents; such resolution shall also contain the contents on the authorization of the authorized person(s) who signs, and the member list of the board or such other competent authorities shall also be provided together with the specimens of their signatures which are certified as true;

(l)                                     the specimens of the signatures of the related authorized person(s) to sign on this Agreement and any other related documents presented to the Financing Bank, which are certified as true;

(m)                             the corporate information perfection certificate (if required by the Financing Bank), which is certified with its company chop as true and in form and substance satisfactory to the Financing Bank, stating the detailed information of the Client;

2.2                               The certified true photocopy of the following original documents of the security provider:

(a)                                 the latest and effective business license (for foreign entity, the registration certificate), the latest and effective Organization Code Certificate (the original, if any) and the related approval for the establishment (if any);

(b)                                 the latest Articles of Association;

(c)                                  the member list of the current shareholders;

(d)                                 the identity document (for the natural person);

(e)                                  the security provider’s reference number or such other number for security in the Credit Reference Center of the People’s Bank of China, and the related enquiry result is satisfactory to the Financing Bank (if applicable);

(f)                                   the board resolution or any other resolution made by a competent authority (acceptable to the Financing Bank), which is certified as true and in form and substance satisfactory to the Financing Bank, approving the signing, delivery, performance, and the terms and conditions of the related Security documents; such resolution shall also contain the contents on the authorization of the authorized person(s) who signs, and the member list of the board or such other competent authorities shall also be provided together with the specimens of their signatures which are certified as true;

(g)                                  the specimens of the signatures of the security provider’s authorized person(s) who sign on the Security documents and any other related documents presented to the Financing Bank, which are certified as true;

2.3                               The Agreement duly signed by the authorized signatories of the Client.

2.4                               All Security documents that have been executed duly and all necessary approval and registration (if any) have been completed to the satisfaction of the Financing Bank.

2.5                               Evidences that all taxes and fees, costs and expenses hereof have been paid by the Client or will be paid before the first drawdown of the Facility hereof..

2.6                               If there is any requirement provided by the Financing Bank concerning the insurance over the Client’s assets, the related insurance policy (or the insurance endorsement) and the copy of insurance premium invoice deemed satisfactory to the Financing Bank shall be submitted by the Client, evidencing that the Financing Bank should be the first beneficiary of the foregoing insurance proceeds.

2.7                               If there is any other approval or procedure required to be completed for the Financing bank to provide the Facility hereof, such approval or procedure has been obtained or completed;

2.8                               All necessary bank accounts required by the Financing Bank and in connection with the Facility have been opened at the Financing Bank per the requirements of the Financing Bank.

2.9                               The legal opinion(s) to be issued in accordance with the governing law(s) of related finance documents with contents and form satisfactory to the Financing Bank (if required), has(have) been issued.

2.10                        Any other conditions precedent that the Financing Bank reasonably requires from time to time or deemed necessary.

2.11                        Besides the requirements mentioned above, each Client hereof shall also satisfy the following conditions before each utilization of the Facility hereof:

(a)                                 submit the drawdown notice (or any other application documents for facility utilization request as required by the Financing Bank) no later than 3 Business Days before the intended drawdown date;

(b)                                 the intended drawdown date shall be a date within the availability period, and shall be a Business Day;

(c)                                  sufficient Facility and the sub-limit for the related product type for such drawdown is available;

(d)                                 any representations, warranties, undertakings and covenants made by any Client under this Agreement remain genuine and accurate in all aspects according to the fact and situation when the Facility is utilized;

(e)                                  all the security and the Security documents provided hereunder remain in compliance with the requirements of the Financing Bank;

(f)                                   no Event of Default or potential Event of Default;

(g)                                  the drawdown or the Facility utilization shall satisfy the conditions precedent provided in Part IV — Specification (if any), and shall also be in compliance with the effective regulatory policies or requirements published from time to time by the regulatory authorities such as the China Banking Regulatory Commission(“CBRC”), the People’s Bank of China(“PBOC”), the State Administration of Foreign Exchange(“SAFE”) or others.

2.12                        For the avoidance of the doubt, if the intended facility utilization date applied by the Client is not the same as the actual date on which the Facility is utilized, the actual date of facility utilization prevails. The actual date of facility utilization shall be that specified by the Financing Bank in its related accounting certificates (such as the borrowing receipt).

3.                                      REPRESENTATIONS AND WARRANTIES

Each Client under this Agreement hereby represents and warrants to the Financing Bank as below; and such representations and warranties shall be deemed as being restated by the Client when each Facility utilization request is made under this Agreement and shall be kept effective on an ongoing basis:

3.1                               Each Client hereof shall be a legal entity which is duly incorporated and valid existence in accordance with the applicable related laws, and has full power, authority and legal right to own its assets and to conduct its business.

3.2                               Each Client hereof shall have full power and authority to enter into this Agreement and any related documents and to exercise its rights and perform its obligations hereunder, and all corporate and other action required to authorize its execution thereof and the performance of its obligations hereunder has been duly taken.

3.3                               It is not in breach of or in default under any law, regulation, judgment order, authorisation, agreement, contract or obligation applicable to it or its assets or revenues for the execution or the performance of this Agreement by any Client hereof, whereby such breach may lead to a material adverse effect on the Client’s business or financial condition or its ability to perform the obligations under the Agreement.

3.4                               Each Client is not involved in any litigation, arbitration, administrative proceedings or such similar procedures, which in the opinion of the Financing Bank may lead to a material adverse effect on the Client’s ability to perform its obligations hereof, is involved by any Client hereof, or may result in any situation or threat in relation to the foregoing occurs to any Client hereof or any Client’s senior management team or any of their assets or revenues.

3.5                               Neither the Client nor any of its assets/ revenues is involved with liquidation, bankruptcy, reorganization, merger and acquisition, division, restructure, dissolution, closure, winding-down or any other similar legal proceedings or any such event as the designation of a taker-over, administrator or trustee, or any other circumstances which may lead to the foregoing legal procedure occurred.

3.6                               Each Client hereof warranties that all the materials and information supplied by the Client(s) to the Financing Bank under or in connection with the Agreement are genuine, valid, accurate and complete in all material respects, and each Client hereof confirms there is no material fact or information that such Client is not aware of or is concealed but if disclosed, may affect the determination of the Financing Bank on whether or not to provide the Facility hereunder.

3.7                               Each Client hereof warranties that up to the execution date of this Agreement, there is no material adverse change (subject to the reasonable judgment of the Financing Bank) in the business, assets or financial conditions of any Client hereof, nor any Event of Default or any situation that, based on certain related notice about such occurrence, and/or in the passage of time, may lead to an Event of Default which has occurred or is in occurrence.

3.8                               With respect to any property security provided by the Client, each Client hereof warrants that it has full ownership rights over such security property and shall have the rights and power to transfer the security property; unless otherwise required by the laws or agreed by the Financing Bank, such security property is not in possession of any third party. For the security of intellectual property right, each Client hereof warrants that it is the sole right-holder of such intellectual property right, except for the circumstances of: (i) any non-exclusive licenses granted to its customers in the ordinary course of business, and (ii) the licenses described in the corporate information perfection certificate which is delivered by the Client to the Financing Bank in connection herewith.

3.9                               Each Client hereof hereby warrants that it does not own any stock, partnership interest or other equity securities except for the investments permitted by the Financing Bank (“Permitted Investments”). If deemed necessary and appropriate by the Financing Bank, the foregoing “Permitted Investments” will be provided otherwise by the Financing Bank and attached to this Agreement as a schedule.

Each Client hereof also warrants and undertakes that during the period of this Agreement, it shall, as per the request of the Financing Bank, promptly provide to the Financing Bank the Compliance Certificate and/or the Borrowing Base Certificate (if required); current format of such documents are attached in the Schedules of this Agreement for reference, but it shall anyway be subject to the latest version updated by the Financing Bank from time to time at the time of issuing.

4.                                      UNDERTAKINGS AND COVENANTS

Each Client under this Agreement hereby undertakes and covenants to the Financing Bank as below; and such undertakings and covenants shall be reaffirmed by the Client when each Facility utilization request is made under this Agreement and shall be kept effective on an ongoing basis:

4.1                               Each Client hereof confirms that it shall only use the Facility hereunder for the Purposes allowed herein.

4.2                               Each Client hereof shall fully and timely repay or pay any debt due and payable under this Agreement (including any payable fees or charges in connection herewith), and strictly perform the obligations under the Agreement.

4.3                               Each Client hereof shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect (within any specified time limits needed) all verifications, approvals, registrations, licenses and consents required by applicable laws and regulations, to enable the Client lawfully to enter into and perform its obligations under the Agreement and to ensure the legality, validity, enforceability or admissibility thereof and, if required by the Financing Bank, promptly provide evidence of the same.

4.4                               Each Client hereof shall, per the request of the Financing Bank and at its own cost (unless otherwise provided by the laws or the requirements of the regulatory authorities), promptly provide the security hereof, execute the related security documents and make registration and handle any issues in relation to the security as reasonably directed and required by the Financing Bank; the Client shall also provide the additional security pursuant to the stipulations of this Agreement or requirements of the Financing Bank.

4.5                               Each Client hereof shall maintain its commercial existence and conduct its business in a proper and efficient manner. In addition, it shall comply with the applicable laws, regulations, authorisations, agreements and other obligations, pay all taxes timely, and comply with all of the laws applied in all respects.

4.6                               Each Client hereof shall ensure its obligations under this Agreement should, at any time, rank at least pari passu with all the unsecured, unconditional and unsubordinated obligations of the Client.

4.7                               Each Client hereof shall, at request of the Financing Bank, submit its audited financial statements (in English and/or Chinese language, to be determined by the Financing Bank) within 180 days (or any other longer period otherwise agreed by the Financing Bank) after the end of each financial year, and, its company-prepared and unaudited financial statements of last month (in English and/or Chinese language, to be determined by the Financing Bank) within 30 days of each month end (unless otherwise agreed by the Financing Bank). The Client shall supply the additional financial or other information as per the request of the Financing Bank requests from time to time.

4.8                               Each Client hereof shall provide related financial and business information in relation to the Client’s ability to perform its obligations under the Agreement, as the Financing Bank may request from time to time, and shall promptly inform the Financing Bank of the details required by the Financing Bank in relation to any related transactions whose nominal amount is equal to or exceeds 10 percent of the Client’s net assets.

4.9                               Each Client hereof shall on its own or through a third party, undertake all other actions and things deemed necessary or appropriate in connection with this Agreement, including (but not limited to) items that will help the Financing Bank comply with the credit registration requirements of PBOC and provide the Financing Bank at all times during the lifetime of the Facility with the valid Client’s reference number in the Credit Reference Center of PBOC.

4.10                        [For Situation with Offshore Security] Each Client hereof shall ensure that it should complete the related foreign debt registration and other related filing works in relation to the offshore security hereof duly with the local State Administration of Foreign (“SAFE”) within 3 Business Days after the Financing Bank notifies the Client in writing that such offshore security has been called upon. Each Client shall provide the Financing Bank on a true and complete basis with all the information of any defaults on debt.,foreign debt registration and debt repayment in relation to all debts secured by offshore securities, and update the foregoing information to the Financing Bank in due course. Each Client shall ensure that all the regulatory requirements have been satisfied and all the required conditions have been fulfilled in the case that the offshore guarantee or security is performed, including but not limited to having sufficient foreign debt quota and/or capital gap between the total investment amount and the registered capital of the Client (if applicable), so as to ensure all related formalities should be successfully completed with SAFE, and the related offshore guarantee or security may also be performed successfully.

Each Client hereby undertakes that when such Client executes this Agreement, with respect to any or all finance of the Client with offshore security, there is no outstanding debt owed by such Client to any offshore security provider based on the performance of any offshore security; and, in case of any of such debt arising during the period of the this Agreement, each Client hereunder shall not request any further drawdown (or facility utilization) and/or enter into any new contract of facility with offshore security, unless otherwise approved by the local SAFE where such Client is located. In the case that the Client fails to comply with the foregoing stipulations which leads to any loss or damage of the Financing Bank, the Client shall compensate the Financing Bank for all such losses and damages.

4.11                        Upon the occurrence of any of the following, each Client hereof shall, immediately and without any delay, inform the Financing Bank in writing of such event:

(a)                                 any changes in any Client’s name, location, legal representative, authorized person and the amendment to its Articles of Association;

(b)                                 any litigation, arbitration or administrative proceedings or other actions that involves or causes a threat against any Client or its senior management team or any of its related enterprise which may, in the reasonable opinion of the Financing Bank, have a material adverse effect on the Client’s ability to perform any of its obligations under the Agreement;

(c)                                  the occurrence of any Event of Default or situation that, based on certain notice and/or in the passage of time, may lead to an Event of Default (subject to the reasonable judgment of the Financing Bank);

(d)                                 the occurrence of any material adverse change in relation to the business, assets, financial or other conditions of any Client hereof (subject to the reasonable judgment of the Financing Bank); and

(e)                                  the occurrence of any other material adverse event that may affect any Client’s ability to fulfil its obligations under this Agreement (subject to the reasonable judgment of the Financing Bank).

4.12                        Without the prior written consent of the Financing Bank, any Client hereof shall not:

(a)                                 sell, lease, transfer or dispose in any other manner, through one or several or a series of transactions (whether they are related or not), all or any of the majority part of its revenues or assets;

(b)                                 make outbound investment or increase its indebtedness from any third party;

(c)                                  create or permit to create any mortgage, pledge, lien and other security interest or any other encumbrances over its current or future revenues or assets, for any third party, except for those existing before the signing of this Agreement or otherwise agreed and permitted by the Financing Bank;

(d)                                 decrease the registered capital provided in the Articles of Association at the date hereof;

(e)                                  change the nature or scope of any Client’s business; or

(f)                                   enter into any merger, reorganization or consolidation with any third party, which, subject to the reasonable judgment of the Financing Bank, would lead to a material adverse effect on the Client’s ability to fulfil any of its obligations under this Agreement.

4.13                        As long as this Agreement remains in effect, if any new regulatory policy or regulation regarding the provision of the facility or loan is published by the regulatory authorities (including but not limited to CBRC, PBOC, SAFE), each Client hereof confirms that it shall take all proper actions in relation to staying in compliance with such policies or regulations, so as to ensure the performance of this Agreement and the provision of the loan or facility by the Financing Bank always in compliance with the regulatory requirements; any Client hereof shall, in accordance with the notice of the Financing Bank, assist to perform the related obligations, and/or sign the related supplementary documents(if required by the Financing Bank). If the Client fails to comply with the undertakings provided in this clause, the Financing Bank shall have the right to refuse any further facility utilization request or loan funding request made by the Client, and require the Client to repay any or all of the obligations under this Agreement to the Financing Bank prior to the original maturity date of the finance hereof.

4.14                        The Client hereby irrevocably confirms and undertakes that it would, as per the requirements of the Financing Bank, promptly pay all kinds of charges in relation to the business hereunder; and the types and fee standards shall refer to the criteria that the Financing Bank adopts publicly from time to time.

5.                                      SPECIAL COVENANTS CONCERNING THE DISBURSEMENT OF LOAN PROCEEDS

5.1                               Disbursement

(a)                                 In accordance with the Interim Measures for the Administration of Working Capital Loans (Order No.1, 2010, CBRC, Feb. 12, 2010) and related requirements, the Financing Bank is required to monitor, control and verify the true loan purpose. In case any Client has so far not yet opened a bank account with the Financing Bank, such Client undertakes it shall complete all formalities required for the opening of such account before any new loan drawdown under this Agreement can occur.

(b)                                 The method of loan proceeds disbursement is to be determined in accordance with the loan advance amount or the amount needed to satisfy the outward payment as well as any other related conditions hereof. The disbursement method of loan proceeds can be in the form of either (i) the Independent Payment Method by Client (“the Independent Payment Method”) or (ii) the Entrusted Payment Method by the Financing Bank (“the Entrusted Payment Method”). The Independent Payment Method means that the Client independently uses the loan funds to make payment through its account to its commercial counterparty. The Entrusted Payment Method means that the Financing Bank based on supporting documents verifies the loan purpose before accepting the Client’s drawdown application/notice and payment authorization to pay the loan proceeds through the Client’s account to his commercial counterparty directly. The disbursement of loan funds shall be made in accordance with the stipulations stated in the relevant Specifications and the disbursement method specified below.

For Working Capital Loans, the Entrusted Payment Method shall apply under any or all of the following circumstances:

(i)                                     any single payment of any Client with loan funding amount that exceeds RMB5,000,000.00 under this Agreement (for avoidance of doubt, exclusive of the number) or its equivalents in other currencies; the Financing Bank has the right to revise this amount at any time as considered appropriate; or

(ii)                                  any other circumstance the Financing Bank considers necessary to apply the Entrusted Payment Method.

(c)                                  If a payment is to be made by the Entrusted Payment Method, the Client shall submit to the Financing Bank a drawdown application/notice which contains a clause of payment authorization, together with the relevant transaction materials. After examination and consent, the Financing Bank shall promptly pay, generally within the same business day, the loan proceeds to the Client’s specified commercial counterparty related to such commercial transaction through the Client’s account. In case of any discrepancy between the information in the payment authorization letter/payment order such as the amount of payment or the payee and that stated in the relevant transaction materials such as invoice or business contract, the Financing Bank shall have the right to decline such drawdown request. The Client shall guarantee the authenticity and accuracy of such materials including transaction contract, and will be liable for any loss arising from the lack of authenticity and accuracy of the said materials. In case there is any associated loss incurred by the Financing Bank, the Client shall reimburse the Financing Bank fully and keep the Financing Bank harmless from such losses.

(d)                                 If any payment made by the Entrusted Payment Method is returned to the original account of the Client due to the incomplete and incorrect information in the payment order provided by the Client or any other reason whatsoever, the Financing Bank shall reserve the right not to credit such returned amount to the Client’s account for the time being or to freeze such returned amount if it has already been credited to the Client’s account until a new and correct payment order is provided by the Client to the Financing Bank.

(e)                                  If payments are made by the Independent Payment Method, the Client shall provide the drawdown schedule (if any) and the loan purpose statement before each drawdown, and from the date of drawdown, provide to the Financing Bank summary reports periodically every 3 months (or any time as required by the Financing Bank), evidencing the proper utilization of the loan proceeds according to the loan purpose specified in this Agreement. The Client shall also be obliged to provide other evidences satisfactory to the Financing Bank and in compliance with the loan purpose for the Financing Bank’s checking and examination, including all invoices, business contracts and payment certificates in connection with the concerned payments or any other evidence acceptable to the Financing Bank. The Financing Bank shall have the right to check whether the payment conforms to the stipulated loan purpose through analysis of the account, inspection and verification of the vouchers, on-site investigation and other means from time to time.

(f)                                   If payments are made by the Independent Payment Method and, in the opinion of the Financing Bank, any or all of the following circumstances occur, the Financing Bank shall have the right to immediately change the loan proceeds disbursement method from the Independent Payment Method to the Entrusted Payment Method, and further, subject to its sole judgment, the Financing Bank shall also have the right to take necessary measures including but not limited to the cease of additional loan funding and demand for all or part of the Clients to repay all the outstanding debts hereof immediately: (i) any misuse of loan funds by the Client(s); (ii) in the opinion of the Financing Bank, a deterioration in any Client’s credit standing, its business or financial conditions, or any abnormal usage of the loan funds; (iii) any Client’s avoidance of the Entrusted Payment Method through separation a single payment into several drawdowns /payments with smaller amounts (to be judged based on related transaction information such as business contract or invoice); (iv) any other circumstance the Financing Bank considers necessary to change the disbursement method.

5.2                               Related loan and financial Information Report, Post-loan Examination and Sale’s Proceeds Management

Subject to the regulatory requirements from CBRC concerning the management of working capital loans, each Client hereof undertakes and confirms the following:

(a)                                 The Client(s) hereof shall be obliged to provide all necessary information concerning the working capital loan for the review and supervision by the Financing Bank, including but not limited to (i) the organizational structure, corporate governance of the Client(s); (ii) each Client’s scope of business, core business, and production and/or operational status of the Client, its operation plan and any significant investment plan throughout the term of the Facility; (iii) the situation of the industry which the Client is engaged in; (iv) the Client’s account receivables, payables, inventory and other actual financial conditions of the Client; (v) the total working capital demand and current indebtedness of the Client; (vi) Client’s related parties and related transactions; (vii) the specific purpose of the loan and the use of funds by the counterpart in the transaction; (viii) the source of funds for repayment, including balance sheet cash, cash flow generated from operations, consolidated income and other legal income from production and operation; (ix) the Client’s loan repayment capability resulting from the liquidation of Security (property security or guarantor). The Client(s) hereof shall warrant and confirm that such information is consistently true, effective and complete during the lifetime of the Agreement.

(b)                                 The Financing Bank may, at its full discretion and based on the characteristics of the industry each Client belongs to, decide to take periodic or one-off on-site (or off-site) inspection on any Client hereof in order to understand the Client’s updated business operation and financial conditions, as well as its credit status, its loan repayment ability, security, the amount and other details of debt finance, the variation of distribution channels and any other risk factors that might affect any Client’s ability to repay any of its debt obligations hereunder. Each Client hereof agrees to provide necessary assistance in this regard. The Client hereof shall maintain all the usage record related to each loan funding or any other information, and promptly provide such information to the Financing Bank as requested.

(c)                                  Each Client hereof confirms that it shall, per request of the Financing Bank, open or designate a special account for the receipt of its sales proceeds and promptly provide to the Financing Bank its cash flow information of such account(s). The Financing Bank reserves the right to demand early repayment of the loan if the Client is found to have purposely redirect sales proceeds to account(s) other than the account designated by the Financing Bank, or it is deemed by the Financing Bank that there is a material deterioration in the collection cycle.

(d)                                 Each Client hereof undertakes that it shall meet the Financing Bank’s request in loan disbursement management, post-drawdown management and inspections in relation to the working capital loan.

6.                                      REPAYMENT

Each Client hereof shall, in accordance with the stipulations on debt maturity date of the related facility product provided in the Specification in Part IV hereunder, repay the debts under such facility; in addition, regardless of any contrary provision on the repayment schedule under any Specifications in Part IV hereunder, all outstanding debts of any Client hereof under all Specifications in this Agreement shall be repaid fully on or before the Final Maturity Date specified in Part II (Special Provision) hereunder (unless otherwise agreed by the Financing Bank).

For any repayment under this Agreement, any Client hereof shall use the same currency as one in which the financed funding is denominated; for avoidance of doubt, even if related funds (in currency different from the currency of debts) can be legally (via judicial judgment) made available for the repayment of the loan, the Client(s) hereof shall still be obliged to ensure that such funds would be converted into the debt original currency through the foreign exchange conversion (sell or purchase) so as to complete the repayment denominated in the same loan currency, and the corresponding repayment obligation of the Client under this Agreement will not be deemed as being completely fulfilled until the foregoing requirements on the loan repayments with the required currency have been satisfied.

7.                                      EXCHANGE RATE

In the case where any foreign currency exchange rate is to be used to calculate the amount for, or set-off of the Total Facility Amount or the sub-facility limit(s) hereof, or is required during the determination of the conversion rate and method used for the Base Currency and the Optional Currencies or other similar issues, unless otherwise expressly provided in this Agreement, it shall be determined by the Middle Exchange Rate published by the State Administration of Foreign Exchange of the corresponding exchange date, and any risk or loss resulting from therefore shall be borne by the Client.

8.                                      SET-OFF AND AUTHORIZATION TO DEDUCT

Each Client hereof hereby irrevocably authorizes that the Financing Bank shall be entitled to, without any prior notice, set off any debt due and payable by the Client(s) with the amount in any of its account maintained at the Financing Bank (regardless of whether such amount of deposit is at maturity or not, or whatever the currency of such amount is denominated in); any loss in relation to the interest accrued therefore or other costs shall be borne by the Client(s). Each Client hereof hereby also irrevocably authorizes that the Financing Bank may use the entire or any part of the Client’s account balance to convert or purchase the appropriate currency as may be necessary for this purpose (the related exchange rate(s) shall be determined in accordance with the stipulations in Clause 7 of Part III hereunder), and the volatility risks resulting from such foreign exchange shall be borne by the Client(s).

9.                                      INDEMNITY

9.1                               Unless otherwise provided by the laws to the contrary or required by any regulatory authorities, the Client(s) hereof shall be obliged to assume all costs and expenses in relation to the negotiation, preparation, entry into, registration or performance of this Agreement, and also those relating to any amendment to, supplement of or the waiver or consent with respect to this Agreement.

9.2                               Unless expressly provided by the laws to the contrary, the Client(s) hereof shall be obliged to indemnify the Financing Bank fully against all costs, expenses and expenditures in relation to the recourse or recovery of the creditor’s rights under this Agreement and other related documents, and those in relation to the protection or exercising of the rights hereof, including but not limited to the legal or other fee, costs and charges or any other disbursements occurred in this regard.

10.                               PENALTY INTEREST

10.1                        The detailed method of interest calculation and settlement, applicable interest rate and/or related fees or penalty fine or such other matters in relation to each product type(s) under this Agreement, shall be provided otherwise in Part IV (Specification) of this Agreement and enforced in accordance with the related terms.

10.2                        The penalty interest (and related penalty rate) provided in this Agreement shall be applicable to any overdue payment or misappropriated use of loan proceeds according to the stipulations in the Agreement. For avoidance of doubt, the penalty interest rate applied to any overdue situation shall be referred to as overdue penalty rate (“Overdue Penalty Rate”), while the penalty interest rate applied to any misappropriated use of loan proceeds situation shall be referred to as misappropriation penalty rate (“Misappropriation Penalty Rate”).

10.3                        For any loan or finance under this Agreement where an event of overdue payment or funding misappropriation has occurred, an additional penalty interest shall be charged based on the corresponding penalty rate provided in this Agreement, calculating on a daily basis, from the date of such overdue and misappropriation to the date when all the principal and interest hereof are fully repaid.

11.                               EVIDENCE OF DEBT

The Financing Bank will, in accordance with its ordinary course of its business operation, keep a set of accounting items and supporting documents which are related to the business activities specified in this Agreement and other related documents. Unless for those being proven as an explicit error, each Client hereof hereby acknowledges that such accounting items and supporting documents shall be the effective evidences for the debt obligations of the Client. to the Financing Bank.

12.                               COMMUNICATIONS

12.1                        Each communication hereunder shall be made by registered mail, courier delivery, facsimile or e-mail. The address used for any communication or delivered of documents between the concerned parties shall be one(s) stated on the Execution Page of this Agreement; in case of any change to the foregoing address, the changing party shall notify the other party by at least 15-day prior written notice.

12.2                        Any communication or delivery of document hereunder shall be deemed as effectively made as below: for the communication or delivery made by facsimile or e-mail, the date of sending; for the communication or delivery made by the registered mail, when 7 Business Days elapsed from the mailing date, for the communication or delivery made by courier delivery, when delivered at the address specified in the Execution Page of this Agreement and signed for receipt. Notwithstanding the foregoing, any communication or document to be made or delivered to the Financing Bank shall only be deemed effective on the day of actual receipt by the Financing Bank.

12.3                        Each Client hereof agrees that any writ, summon, order, judgment or other legal documents shall be deemed duly and sufficiently served on it only if addressed to it and left at or sent by post to its address specified in the Execution Page of this Agreement.

13.                               EVENTS OF DEFAULT

13.1                        Each of the following events shall constitute and deemed as an Event of Default of all Clients under this Agreement:

(a)                                 Any Client’s failure to pay any principal, interest or other sum due and payable under this Agreement on the due date ;

(b)                                 Any Client’s failure to comply with any representation or warranty made by such Client under this Agreement or any related document, or any representation or warranty hereof is or is proved to be unreal or incorrect in any material respect at the time when such representation or warranty is made or deemed to be made;

(c)                                  Any Client’s failure to perform or observe any of its undertakings or covenants under Clause 3, Clause 4 or Clause 5 hereof, or any other provisions of this Agreement;

(d)                                 In any situation where any Client hereof is or will be involved in any liquidation, bankruptcy, reorganization, takeover or any other similar legal proceedings, or any receiver, administrator, trustee or other similar staff is designated to take over any Client hereof, or any or all of the assets or revenues of any Client hereof is involved in the aforesaid proceeding or situations;

(e)                                  In any situation where the Client is or will be involved in any litigation, arbitration, administrative proceedings or other similar proceedings or being threaten by the foresaid circumstances, which, in the reasonable judgment of the Financing Bank, may restrain or lead to a material adverse effect on the Client’s ability to perform, enforce or comply with its obligations under the Agreement;

(f)                                   In any situation where the majority or all of any Client’s assets or revenues are detained, seized, expropriated, or enforced under a compulsory enforcement proceedings or any other similar circumstances, or the occurrence of any material adverse change in the business, assets or financial condition of any Client, or other situations which may lead to a material adverse effect on any Client’s ability to perform its obligations under the Agreement;

(g)                                  In any situation where any Client infringes any benefits or interests of the Financing Bank as a result of its engagement with related parties in conspiracy and such related transactions;

(h)                                 Any Client’s ownership and shareholder structure no longer meets the requirements set by the Financing Bank under this Agreement;

(i)                                     Any breach or exceeding of the stipulated Total Facility Amount, any of the sub-limits under specifications or any other financial covenants (if any) by any Client hereof;

(j)                                    Any Client’s failure to use the Facility/loan proceeds in accordance with the purposes as stipulated herein;

(k)                                 Any Client’s failure to use the funds under the Facility in accordance with the disbursement method stipulated herein, or any such out-of-compliance situations arising  from any Client’s attempt to avoid the mandatory requirement of the Entrusted Payment Method by splitting a large amount into several smaller drawdowns or payments, or not providing the payment information (including invoice information) and other materials in a timely manner, or the materials provided by any Client being false or inconsistent with the purposes of the Facility/loan hereof;

(l)                                     Any occurrence of an event of default by any Client under the agreement or document to which such Client is a party, which, in the reasonable judgment of the Financing Bank, may lead to a restriction or material adverse effect on the Client’s ability to perform, enforce or comply with its obligations under the Agreement; For avoidance of any doubt, if, any of the following occurs, it shall constitute a  material adverse effect stated in this clause: (i) any contractual breach of any Client hereof under any financing documents other than this Agreement, entered into by and between such Client and the Financing Bank; (ii) any contractual breach of any Client hereof under any finance document entered into by and between such Client and any financial institution other than the Financing Bank under this Agreement; or (iii) any contractual breach of any Client hereof under any agreement entered into by and between such Client and any party other than the financial institution, whereby the amount related to such default is equal to or exceeds USD100,000.00 or its equivalents in other currency;

(m)                             If any of the security documents hereof becomes ineffective, or is canceled, dismissed, declared as null and void, or is no longer enforceable, or any security provider or guarantor defaults under the security documents hereof; and

(n)                                 any other circumstances or acts, which, in the sole judgment of the Financing Bank, may lead to a material  adverse effect on any Client’s ability to perform this Agreement or the benefits of the Financing Bank.

13.2                        Upon the occurrence of any Event of Default provided herein (regardless of whether related notice has been given by the Client(s) to the Financing Bank), so long as such Event of Default has not yet been cured to the satisfaction of the Financing Bank, the Financing Bank shall have the right to notify any or all Clients hereof immediately and declare the cancellation of any or all of the unutilised facility provided herein, and/or require any Client hereof to immediately repay any or all outstanding debt amount under the Facility (regardless of whether or not due); in addition, the Financing Bank shall also have the right to take any or all measures (as the case may be) after the occurrence of the Event of Default: change the disbursement method of loan proceeds, set off or deduct the accounts of any Client hereof, enforce the security interest under any collaterals or take any other measures permitted by the laws.

13.3                        In the event that any Facility hereof is used for the product type other than the loan (“Non-loan Facility”), such as for purpose of the issuance of the Letter of Credit, Letter of Guarantee or any such similar product type with contingent liability, then, upon the occurrence of the Event of Default, any Client hereof shall, per the requirements of the Financing Bank, immediately repay or indemnify the Financing Bank with the nominal amount obligation of such Non-loan Facility products, regardless of whether the actual liability under such Non-loan Facility has been borne or paid by the Financing Bank.

14.                               ASSIGNMENT AND TRANSFER

14.1                        Without the prior written consent of the Financing Bank, any Client hereof shall not assign or transfer any of its rights, benefits and obligations hereunder to other parties.

14.2                        Each Client hereof hereby agrees and confirms: the Financing Bank may, without obtaining consent from any Client hereof, assign or transfer any or all of its rights, benefits or obligations under this Agreement at any time; also as deemed necessary, the Financing Bank shall have the right to disclose to any actual or potential assignee or related person such information about the Client(s) hereof at the time or manner in which the Financing Bank deems appropriate, but the Financing Bank shall promptly inform the Client in writing in the event the aforementioned events happened.

15.                               EFFECTIVENESS

15.1                        This Agreement shall become effective and in full force after it has been duly signed by the authorized person(s) of the Client(s) and the Financing Bank and sealed with related common chops, and shall remain effective until all the obligations of the Client(s) under this Agreement have been completely fulfilled to the Financing Bank’s satisfaction.

15.2                        Any alteration to this Agreement shall be made with a prior written consent of the Financing Bank and executed in the written form.

16.                               NO WITHHOLDING

All sums payable by the Client(s) under the Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If any Client hereof or any other person, firm, company or other entity is required by any law or regulation to make any deduction or withholding on account of tax or otherwise from any payment, such Client shall, together with its payment due to the Financing Bank, pay such additional amount so as to ensure that the Financing Bank shall receive all amounts due that should have been received by the Financing Bank, as if there is no such deduction or withholding occurred.

17.                               INTEREST RATE SELECTION, ADJUSTMENT AND MARKET DISRUPTION

17.1                        The Interest Rate applied hereunder shall be compliant with the requirements of Chinese regulatory authorities. Before submitting the Drawdown Notice to the Financing Bank, the Client shall inquire with the Financing Bank the Interest Rate. The Financing Bank shall determine the base of the applicable interest rate whether on PBOC Base Interest Rate, LIBOR, WSJ PRIME RATE or other base rate pursuant to the relevant stipulations herein, and inform the Client of the detailed Interest Rate applicable for such loan drawdown or facility utilization. In case of market rate changes after the Client has submitted the Drawdown Notice, the Financing Bank will inform the Client accordingly and the Client agree to accept such revised Interest Rate. The final Interest Rate will be confirmed by the Financing Bank in writing in the Drawdown confirmation or other financial advice.

17.2                        With respect to the utilization of any RMB facility hereof, during the performance of this Agreement, in the event  that the People’s Bank of China adjusts the base interest rate in relation to the RMB loans, then, from the next interest payment date after such adjustment, such adjusted base interest rate of corresponding period shall be applied as the calculation basis of applicable interest for the utilized but outstanding RMB facility and any other RMB finance occurred under this Agreement thereafter.

If, during the performance of this Agreement, the People’s Bank of China starts to enforce the policies of RMB interest rate marketization, ceases to provide and publish any RMB loan interest base rate and allow such rate may be determined by means of negotiation between the lender and the borrower, then, the Client under this Agreement shall negotiate with the Financing Bank on the applicable RMB interest rate; however, if no agreement could be reached by the related parties within 10 Business Days from the beginning of such negotiation, the Financing Bank shall have the right to cancel any or all facility which is not yet utilized by Client under this Agreement, and/or declare any or all of the debts under the facility which is utilized by Client under this Agreement (including but not limited to the principal, interest and any payable fees) deemed as at maturity and payable immediately, and demand immediate repayment of the foregoing debts by the Clients.  In case of any Facility that is used for the issuance of Letter of Credit, Letter of Guarantee or any such similar product type with contingent liability, the Client(s) hereof shall immediately repay or indemnify the Financing Bank with the nominal amount of such products (regardless of whether the actual liability under such Non-loan Facility has been borne or paid by the Financing Bank).

17.3                        In respect of the utilization of any facility hereof other than RMB facility, during the performance of this Agreement, In the event that the Financing Bank could not obtain the rate of LIBOR, WSJ PRIME RATE or other stipulated base rate to calculate the Interest Rate, the Client under this Agreement shall negotiate with the Financing Bank on the applicable interest rate; however, if no agreement could be reached by the related parties within 10 Business Days from the beginning of such negotiation, the Financing Bank shall have the right to cancel any or all facility which is yet not utilized by Client under this Agreement, and/ or declare any or all of the debts under the facility which is utilized by Client under this Agreement (including but not limited to the principal, interest and any payable fees) deemed as at maturity and payable, and demand immediate repayment of the foregoing debts by the Clients. If any Facility that is used for the issuance of Letter of Credit, Letter of Guarantee or any such similar product type with contingent liability, the Client(s) hereof shall immediately repay or indemnify the Financing Bank with the nominal amount of such products (regardless of whether the actual liability under such Non-loan Facility has been borne or paid by the Financing Bank) .

17.4                        For avoidance of any doubt:

“PBOC Base Interest Rate” refers to the base interest rate (per annum) of RMB loan which is published by the People’s Bank of China with respect to certain period of loan from time to time; in case that no such rate could be obtained from the publishment of the People’s Bank of China, it should also refer to the RMB base interest rate that is determined by the Financing Bank for related RMB finance in accordance with the related laws or contractual terms.

“LIBOR” refers to the London Interbank Offered Rate as published by the British Bankers Association on “Reuters Screen LIBOR01 Page at or about 11 o’clock a.m. London time two Business Days before the beginning of the respective interest period. If for any reason such rate is not available, the term “LIBOR” shall mean the rate per annum appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in U.S. Dollars at the close of business on the immediately preceding Business Day or its equivalent for a sum of U.S. Dollars equal or comparable to the amount of the applicable advance; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates.

“WSJ PRIME RATE” refers to the Wall Street Journal Prime rate, which means the greater of (a) 3.25% and (b) the rate of interest per annum from time to time published in the “Money Rate” section of the Wall Street Journal as the “prime rate” then in effect in the United States of America; provided that if such rate of interest is no longer published therein, the “WSJ PRIME RATE” shall mean the rate of interest per annum announced by the Financing Bank as its “prime rate” in effect at its principal office in the state of California, even if it is not the Financing Bank’s lowest rate.

18.                               STAMP DUTY

The Financing Bank and the Client(s) shall pay the stamp duty in accordance with the Interim Regulations of the P.R. China on Stamp Duties, the related implementation rules and any other provisions in this regard.

19.                               MULTI-CLIENT ARRANGEMENT

19.1                        For the avoidance of doubt, if more than one Client exists herein as the borrower, then, unless otherwise expressly provided in this Agreement, the following rules shall be applied:

(a)                                 In case that a “Client” is referred to in this Agreement, it means any and/or all Client(s) hereunder;

(b)                                 All stipulations or provisions in relation to any Client’s obligations provided in this Agreement shall be understood as being binding and applicable simultaneously and/or separately to each Client hereof;

(c)                                  Any representation, undertaking or covenant and similar matters referred to or made by “the Client” in this Agreement, shall be deemed as being separately made by each Client hereof;

(d)                                 Any stipulations or provisions in relation to the Client’s rights may be applicable and exercise separately by each Client hereof;

(e)                                  In the case of the calculation, management or control of any Facility limit hereunder (such as Total Facility Amount and any other sub-facility limit), the calculation under such limit(s) shall be understood as being based on all of the Clients hereof;

(f)                                   If any circumstance relating to the non-compliance or violation of any requirements hereof is mentioned in this Agreement with the wording of “the Client”, it shall be understood as that such non-compliance or violation being caused by any single Client hereof.

19.2                        In the case that more than one Client exists herein, each Client hereunder shall bear joint and several liabilities for the indebtedness of any other Client hereunder. And the default of any Client hereunder shall be deemed as the default of any other and/or all Clients hereof.

19.3                        At any time, the conditions precedent to the utilisation of the Facility hereof for any one of the Clients hereof in accordance with the Agreement, shall include:

(a)                                 Sufficient Available Facility Amount remains; and

(b)                                 In respect of the product type requested by the Client, after deduction of the aggregate of all outstanding utilisations of all Clients hereof (including the Client requests this time) under this product type, sufficient balance remains; for the avoidance of any doubt, the foresaid outstanding utilisation includes those for which the obligation of payment (whether belonging to the contingent liabilities or not) of the Financing Bank has not been released or reimbursed; and

(c)                                  In case of utilisation in any Optional Currency, such amount of optional Currency is available by the Financing Bank at the drawdown date concerned; and

(d)                                 No breach of any limit of facility hereunder occurs or is to be occurred; and

(e)                                  If any calculation or exchange conversion in connection with the items above is involved, it shall be referred to the stipulation of Clause 7 in Part III hereunder.

19.4                        At any time, both the outstanding facility utilized by all Clients under every product type and the aggregated facility amount under this Agreement shall be in compliance with the requirements of the Total Facility Amount and the sub-limit provided hereunder respectively. The Financing Bank shall have the right to calculate the concerned facility from time to time, and at its sole discretion inform any Client hereof of the event of insufficient balance under any kind of facility limit and request any Client hereunder to prepay the relevant indebtedness.

20.                               MISCELLANEOUS

20.1                        The Agreement shall be governed by and construed in accordance with the laws of the P.R.China (for the purpose hereof, excluding the laws of Hong Kong, Macau and Taiwan area). Any dispute arising out of or in connection with the Agreement shall be resorted to the exclusive jurisdiction of the court where the Financing Bank is located.

20.2                        The Agreement consists of five parts, namely Part I - Execution Page, Part II - Special Provision, Part III - General Provision, Part IV - Specification and Part V - Schedule; these five parts constitute an indivisible integrity and shall be understood and read as a whole. When the Agreement becomes effective and in full force, the Agreement together with any related schedule (including but not limited to any executed drawdown notice, drawdown confirmation or application documents) embodies the entire agreement entered into by and between the Financing Bank and the Client(s) as to the facility granting issues provided herein, which shall supersede any oral or written agreement or similar stipulations in this regard previously agreed by the Financing Bank and the Client.

20.3                        Where the introduction, imposition or variation of any law or any change in the interpretation or application of any law makes it unlawful or impractical without breaching such law for the Financing Bank to provide or maintain all or part of the Facility or to fund all or part of the Facility or to carry out any or all of its other obligations under the Agreement or to charge or receive interest at the rate or rates applicable, then the Financing Bank shall have the right to notify the Client(s) hereof in writing that any or all of the remaining facility availability shall be cancelled, and/or any or all of the facility utilised shall become immediately due and repayable by the Client(s). In any such event, the Financing Bank may (but shall not be obliged to) negotiate with the Client(s) hereof in good faith for any substitute arrangements acceptable to all parties.

20.4                        The invalidity and unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provisions under this Agreement.

20.5                        The Financing Bank’s failure to exercise, or any delay in exercising any of its rights and remedies shall not represent or imply as a waiver thereof, nor shall any single or partial exercising of any right or remedy prevent any further or other exercising of the rights or remedies thereof. The rights and remedies provided herein shall be accumulative and shall not exclude any other rights or remedies that the Financing Bank may have in accordance with the laws.

20.6                        Unless otherwise provided herein, the Client(s) hereof hereby irrevocably agrees that the Financing Bank may, in addition to the disclosure of any information relating to the Agreement per the requirements of any laws, governments and regulatory authority, disclose such information to its head offices, branches, subsidiaries, affiliates and advisors and their respective employees.

20.7                        The headings under this Agreement are provided only for purpose of reference, which shall not be deemed as the basis of any interpretation to the contents of this Agreement. Any reference to the “Business Day” in this Agreement shall refer to a date on which the Financing Bank is open for business in the place where it is located.

20.8                        This Agreement is being expressed in both Chinese and English. However, in the event of any inconsistency between these two versions, the Chinese version shall always prevail.

20.9                        This Agreement will be executed in several original counterparts with the same legal effect; the Financing Bank and each Client hereof shall keep one original copy. If required, additional original counterparts may be increased for registration of mortgage, pledge or other purposes.

-                    End of General Provision  -

Specification

PRODUCT TYPE: TERM LOAN (MID-TERM WORKING CAPITAL LOAN)	CATEGORY: MID-TERM FINANCE

This Specification is used for the granting of the Term Loan for working capital finance purpose.  Each Term Loan shall be in compliance with the terms and conditions set forth below.

Term Loan Limit	Base Currency	Optional Currency

	Amount: USD13,000,000.00 in words: USD THIRTEEN MILLION ONLY	Currency 1	N/A
		Currency 2	N/A
		Currency 3	N/A

Revolving	Non-revolving

Commitment	Uncommitted Facility

Availability Period

Tranche 1: USD11,000,000.00 available upon the execution of loan documents of this Financing, with draw period ending on June 30th, 2018;

Tranche 2: USD2,000,000.00 available upon a) the loan limit of Tranche 1 under this Specification has been fully utilized and b) the sum of the loan outstanding of the Client 1 and the Client 2 under this Specification shall be no more than USD9,500,000.00, with draw period ending on December 31st, 2018.

Purpose	To finance daily working capital needs

Maturity Date of the Loan Limit	24 months from the execution date of this agreement

Minimum Drawdown Amount	USD1,000,000.00	N/A

Loan Tenor Period (Month)	Up to 24 months allowed	N/A

Interest Rate

LIBOR(☐1 month ☒3 months ☐6 months ☐12 months) plus a Margin of 4.36% (p.a.)

(the final applicable interest rate for each drawdown hereof shall be that stated in the written or drawdown confirmation by the Financing Bank)

Interest Period (Month)	1	N/A

Minimum Prepayment Amount	N/A	N/A

Penalty Interest Rate	Overdue Penalty Rate: Applicable Interest Rate plus 3% p.a. Misappropriation Penalty Rate: Applicable Interest Rate plus 3% p.a.

Fee

(a)             if such prepayment is made or to be made within the first 12-month after the First Drawdown Date (as define in paragraph (c) below), the violation fee will be calculated as: 2% of the principal amount prepaid or to be prepaid;

(b)             if such prepayment is made or to be made within the second 12-month after the First Drawdown Date (as define in paragraph (c) below), the violation fee will be calculated as: 1% of the principal amount prepaid or to be prepaid;

(c)              For avoidance of doubt, the First Drawdown Date mentioned in the preceding paragraph (a) or (b), refers to the date on which any of the Clients under this Agreement makes the drawdown of the facility under this Specification successfully.

Disbursement Method

Under this Specification, the accumulated amount of Independent Payment cannot exceed USD2,600,000.00;

And, the rest amount under this Specification shall adopt Entrusted Payment.

The Financing Bank reserves the right to adjust or alter the loan proceeds disbursement method depending on the actual situation.

Repayment Date	Repayment schedule: Installment Repayment Scheme with Repayment Amount of Fixed monthly Principal plus related Interest; ((Equal P) + I) (Detailed repayment schedule provided otherwise)

Financial Covenants

Other stipulations(if any)

Purpose

The Term Loan Limit is a sub-limit of the Total Facility Amount stipulated in Special Provision of this Agreement, which can only be used for the working capital purpose or the Client’s normal business operations, but cannot be used for investment(s) over fixed assets, equity or any others, or be used in areas or for purposes for which the production or operation is prohibited by the government. No misappropriation of the loan proceeds hereof is allowed, and the Financing Bank shall have the full right to examine and monitor the Client’s usage of the loan proceeds hereof at any time.

Drawdown

Unless otherwise stipulated in Part III - General Provision, the Client shall, at least 3 Business Days before the drawdown date, submit to the Financing Bank the Drawdown Notice (which shall contain a clause of payment authorization in case that the disbursement of loan is the Entrusted Payment Method; please see Schedules for reference format) for the approval by the Financing Bank. This Notice shall be in written form, completely and duly signed and sealed. The Notice shall be deemed irrevocable unless written consent for the Client’s withdrawal is given by the Financing Bank. If a designated drawdown date is not a Business Day, the drawdown shall be postponed to the first following Business Day.

Interest, Interest Calculation and Interest Payment

The applicable Interest Rate of each drawdown shall be calculated based on the following: (a) the PBOC Base Interest Rate and the corresponding adjustment range (by percentage or by specific margin, as the case may be) as recognized by the Financing Bank (for RMB facility); or (b) the base rate plus the margin as recognised by the Financing Bank; or (c) any other way of determining a rate of interest as agreed by the Financing Bank, and determined before the drawdown with a drawdown notice confirmed by the Financing Bank.

For each drawdown hereof, the interest shall be payable in arrears on the last day of the respective Interest Period (the tenth day of each month or any other date agreed by the Financing Bank, collectively the “Interest Payment Day”). The first Interest Period of each drawdown shall be calculated from the date of drawdown (“Starting Day”) to the most recent Interest Payment Day; For avoidance of doubt, if the date of drawdown is within 5 working days from the most recent Interest Payment Day, the first Interest Period of such drawdown shall be calculated from the date of drawdown to the Interest Payment Day following the next recent Interest Payment Day. If the last day of the Loan Tenor Period is not the last day of the last Interest Period, the interest for the final Interest Period shall be calculated through one Business Day prior to the last day of the Loan Tenor Period and paid on the last day of the Loan Tenor Period (the “Last Interest Payment Day”).

The interest shall accrue from day to day and shall be calculated at the above Interest Rate on the actual number of days elapsed; the daily interest rate shall be calculated based on the following formula: the interest rate (per annum) / 360.

If the Interest Period ends on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day of that calendar month (if there is one) or the preceding Business Day (if there is none).

The Financing Bank may, on each Interest Review Day (as defined below), review the applicable interest rate in accordance with the market situation, and calculate and determine the new applicable interest rate by means of the method stated in this Specification, and apply such new interest rate to the beginning of the next Interest Period; the Financing Bank shall notify the Client of such change in interest rate promptly. For avoidance of any doubt, the “Interest Review Day” means the 10th day of each calendar month or any other date agreed by the Financing Bank; with respect to the facility other than RMB facility, the frequency of the Interest Review may be determined in accordance with the corresponding adjustment period of the interest rate (such as LIBOR or others) which is chosen to and applied for the drawdown.

Repayment

Unless otherwise agreed by the Financing Bank or stipulated herein, each drawdown under this Specification made by the Client shall be completely and fully repaid on the last day of the Loan Tenor Period or the maturity date of the Loan Limit specified in its drawdown notice (which shall be accepted by the Financing Bank). However, all outstanding amounts of drawdowns under this Specification shall be paid off on or before the Final Maturity Date (if stipulated) provided in this Agreement.

Prepayment

The Client may make prepayments based on the minimum prepayment amounts requirements as stated above, by providing the Financing Bank with a written notice at least 3 Business Days before the intended prepayment date (however, a prepayment for all remaining loan outstanding amount will not be subject to the restriction of Minimum Prepayment Amount).

If, in the sole judgment of the Financing Bank, any financial covenant or stipulation provided in this Specification for the Client is breached or not abided by, then, unless such breaching or dissatisfaction has been cured or remedied by the Client to the satisfaction of the Financing Bank, the Financing Bank shall have the right to require the Client to immediately repay any or all of the debts under this Specification, so as to enable the Client to be back in compliance with the foregoing covenants under this Agreement; for the foregoing purpose, the Financing Bank shall be entitled to take any or all measures including but not limited to directly deduct any amount from any of the accounts of the Client.

All prepayments shall be applied towards the repayment of the principal in a reverse order of maturity. Besides, if any prepayment is not made by the Client on the corresponding Interest Review Day, then, the Client shall reimburse the Financing Bank with a break funding cost, which is calculated as below: the difference between (a) the interest that the Financing Bank may expect to receive from the prepayment day to the last date of the Loan Tenor Period of such drawdown, if such prepayment is not made, and (b) the interest that the Financing Bank could have earned if such prepayment amount were placed into the inter-bank market from the prepayment date to the last date of the Loan Tenor Period of such drawdown.

Schedule 2

Re “Permitted Investments”

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)                                 Investments consisting of Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 4.12;

(f)                                   Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 4.12 of this Agreement, which is otherwise a Permitted Investment;

(g)                                  Investments (i) by Borrower in Subsidiaries (other than Borrower) not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year; (ii) by Subsidiaries in other Subsidiaries (other than Borrower) not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year or in Borrower; and (iii) Investments by Borrower or its Subsidiaries in any Borrower;

(h)                                 Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(i)                                     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)                                    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary.